EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of December 3, 2013 (the “Effective Date”) by and between HEALTHCARE CORPORATION OF AMERICA, a Delaware corporation formerly known as Selway Capital Acquisition Corporation (the “Company”), and NATASHA GIORDANO (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms, conditions and other provisions of such employment;

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms, conditions and provisions of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1.          Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

2.          Term. The term of the Executive’s employment hereunder (the “Term”) shall be for a period commencing on the Operative Date (as defined in Section 18(k) hereof) and ending at midnight on the day immediately preceding the third (3rd) anniversary of the Operative Date; provided, however, that the Term shall thereafter be automatically extended for additional one-year periods unless either the Company (acting by a resolution duly adopted by the Board) or the Executive gives the other written notice at least 90 days prior to the then scheduled date of expiration of the Term that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in accordance with either the provisions of Section 9 below or the provisions of Section 10 below.

3.          Positions, Duties and Location.

(a)          During the Term, the Executive shall serve as the Chief Executive Officer and President of the Company and each of its Subsidiaries, and shall be a member of the Board, appointed to the boards of directors of the Company’s Subsidiaries and included on the slate of nominees to serve on the Board as submitted by the Board to the Company shareholders. The Executive shall report solely and directly to the Board and shall comply with all written policies of the Company applicable to the Company’s senior executive officers generally which have been adopted by the Board. The Executive shall be responsible for the general management of the affairs of the Company and its Subsidiaries and shall have all authorities, duties and responsibilities customarily exercised by an individual serving as the Chief Executive Officer and President in a corporation of the size and nature of the Company. In carrying out her duties hereunder, the Executive shall be the highest ranking senior officer of the Company and each of its Subsidiaries, and all employees of the Company and of each Subsidiary shall report, directly or indirectly (through one or more of the Executive’s subordinates) to the Executive.

(b)          During the Term, the Executive shall devote substantially all of her business time and efforts to the affairs of the Company and its Subsidiaries; provided that nothing herein shall preclude the Executive from: (i) serving on the boards of a reasonable number of other business entities (provided that such entities do not compete with the Company), trade associations and charitable organizations, (ii) engaging in other charitable activities and community affairs and (iii) managing her personal investments and affairs, provided that such activities do not materially interfere with the proper performance of her duties and responsibilities hereunder.

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(c)          During the Term, the Executive’s principal office, and principal place of employment, shall be in Denville, New Jersey or such other place that the Executive consents to in writing.

4.          Base Salary. Executive shall receive an annual base salary of $420,000 (the “Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly. During the Term, the Executive’s Base Salary shall be reviewed at least annually by the Board (or a Compensation Committee of the Board (the “Compensation Committee”)) and may be increased (but not decreased) from time to time as shall be determined by the Board (or the Compensation Committee). After any increase in the Base Salary, the term “Base Salary” as used in this Agreement shall thereafter refer to the increased amount.

5.          Bonuses. During the Term, beginning with the Company’s Fiscal Year ending in 2014, the Executive shall be eligible to receive an annual performance-based cash bonus award (a “Bonus”). The Bonus opportunity shall be established annually by the Board and shall be based on achievements of annual targets established in the first quarter of each Fiscal Year of the Company by the Board in consultation with the Executive and contained in the Company’s annual budget and operating plan. The target annual Bonus opportunity for any Fiscal Year shall be equal to fifty percent (50%) of the Base Salary for such Fiscal Year (the “Target Bonus”). The Target Bonus shall be earned in the event that the annual targets established by the Board shall have been achieved. The minimum annual Bonus opportunity for any Fiscal Year shall be equal to twenty-five percent (25%) of the Base Salary for such Fiscal Year (the “Minimum Bonus”). The Minimum Bonus shall be earned in the event that the Company achieves at least 75% of the annual target established by the Board.

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Linear interpolation shall be applied for incremental levels of achievement to determine the actual Bonus earned for any Fiscal Year. During the Term, beginning with the Company’s Fiscal Year ending in 2014, the Executive’s Target Bonus and Minimum Bonus shall be reviewed at least annually by the Board (or the Compensation Committee) for increase (but not decrease). After any such increase, the term “Target Bonus” or “Minimum Bonus” as utilized in this Agreement shall thereafter refer, as applicable, to the increased percentage. The Executive shall be paid her Bonus for any Fiscal Year in the next following Fiscal Year, at the same time during such following Fiscal Year as the other senior executives of the Company are paid their annual performance bonuses for such preceding Fiscal Year, but in no event later than the 15th day of the third month in such following Fiscal Year.

6.          Equity.

(a)          On the Operative Date, the Executive shall be granted a ten year stock option to acquire shares of the Company’s common stock equal to 4.7% of the equity in the Company on a fully diluted basis (the “Sign-on Option”). The Sign-on Option shall have the rights and attributes set forth on Exhibit B hereto.

(b)          During the Term, the Executive shall be eligible to be granted equity-based awards pursuant to any long-term incentive plan of the Company (the “LTIP”), and any successor plans, no less frequently and on no less favorable basis than other senior executive officers of the Company. The terms of any such incentive plan pursuant to which an award is granted to the Executive, and of any agreement or other document evidencing such award, shall comply with all requirements under Code Section 409A applicable to such award. The Board (or the Compensation Committee) shall review the grant of equity-based awards to the Executive no less frequently than annually.

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7.          Employee Benefits and Perquisites.

(a)          During the Term, the Executive and, to the extent permissible under the applicable plans, programs and arrangements, her eligible dependents, shall be eligible to participate in employee pension benefit and welfare and other benefit plans and programs applicable to senior executives of the Company and its Subsidiaries generally, including medical/dental and hospitalization plans, life insurance, short-and long-term disability programs, accidental death and dismemberment protection, travel accident insurance, and other plans (both qualified and non-qualified) including pension (including any 401(k) plan), savings, profit-sharing and deferred compensation plans (collectively, the “Employee Plans”), in each case at a level and on terms and conditions consistent with her positions and no less favorable than those provided to other senior executives. For the sake of clarification, the Executive shall be eligible to participate in any Employee Plans whether such Employee Plan is tax qualified or non-tax qualified. Except as expressly provided herein, nothing in this Agreement shall require the Company to establish, maintain or continue any Employee Plans or restrict the right of the Company to amend, modify or terminate any Employee Plans.

(b)          Vacation. During the Term, the Executive shall be entitled to not less than four (4) weeks’ paid vacation each Fiscal Year and, to the extent such vacation benefit is unused in a particular Fiscal Year, it shall carry over as an unused vacation benefit in a future year or years or paid out within 30 days following the end of such Fiscal Year, at the Company’s discretion, without any penalties to the Executive.

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(c)          Automobile. During the Term, the Company shall reimburse the Executive for up to $1,000 per month of expenses for an automobile, such costs and expenses to include the cost of a lease payment, insurance, maintenance, gas and other related operating expenses incurred for such automobile during the Term, including the reasonable cost of parking near the Company’s executive office.

(d)          Air Travel. During the Term, the Executive shall be entitled to travel for Company business, at the Company’s cost, by business class travel, or first class when business class is not offered, on a commercial airline.

8.          Reimbursement of Business Expenses. The Executive shall be promptly reimbursed for all (i) business expenses incurred by her in the conduct of her services hereunder, subject to the submission of appropriate documentation in accordance with the Company’s policy and (ii) legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement to be paid in full within thirty (30) days of receipt of invoice from Executive’s counsel.

9.          Termination of Employment.

(a)          Termination Due to Death. The Executive’s employment hereunder shall be terminated by her death, during the Term, with such termination to be effective on the date of such death. In the event of such termination, the personal representative of the Executive’s estate (or, if no such personal representative is appointed, within the statutory period allowing for such an appointment, her heirs, determined in accordance with the law applicable to this Agreement) shall be entitled to receive from the Company:

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(i)          (A) accrued but unpaid cash compensation, including Base Salary through the Termination Date to be paid no later than 30 days after the Termination Date, (B) vested benefits under any Employee Plan to be paid as provided under the terms of such Employee Plan and applicable law, (C) incentive awards that are vested but not yet paid including awards due for performance periods which have been completed but which have not yet been paid, to be paid as provided under the terms of such awards, (D) any expense reimbursement due the Executive to be paid no later than 30 days after the Termination Date, and (E) other accrued benefits (including the payment of accrued and unused vacation time), if any, in accordance with the terms of the applicable Employee Plans (the benefits and other amounts referred to in clauses (A) through (E ) being hereinafter referred to as the “Accrued Obligations”);

(ii)         one year’s Base Salary, payable over the course of the one year period following the Termination Date in accordance with the Company’s normal payroll practices;

(iii)        a pro-rata cash Bonus for the year of death, based on the Target Bonus for the year of death, payable in a cash lump sum in the Fiscal Year next following the year of death, at such time during such following year as bonuses for the preceding Fiscal Year are paid to the Company’s senior executives; and

(iv)        full and immediate vesting of the Sign-on Option which shall remain exercisable for the remainder of its full original term.

(b)          Termination Due to Disability. The Executive’s employment hereunder shall be terminated by a determination of Disability that occurs during the Term (which determination may occur in advance of the expiration of the periods referred to in the definition of “Disability” hereunder), with such Termination being effective upon the date of such determination. In the event of such a termination, Executive (or, in the event that a guardian, conservator or other person has been judicially appointed to have authority over the assets of Executive, such guardian, conservator or other person) shall be entitled to:

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(i)          the Accrued Obligations;

(ii)         Base Salary and continued participation in all Employee Plans to be continued on a monthly basis until the waiting period for the payment of disability benefits prescribed in any long-term disability insurance provided by the Company to the Executive has been satisfied;

(iii)        a pro-rata cash Bonus for the year of Termination, based on the Target Bonus for the year of termination, payable in a cash lump sum in the Fiscal Year next following the year of Termination, at such time during such following year as bonuses for the preceding Fiscal Year are paid to the Company’s senior executives; and

(iv)        full and immediate vesting of the Sign-on Option which shall remain exercisable for the remainder of its full original term.

(c)          Termination by the Company for Cause and Voluntary Termination by the Executive.

(i)          The Executive may be terminated by the Company for Cause, in which case such termination shall be effective on the Termination Date. The Executive may also voluntarily terminate her employment (other than upon Disability or a termination for Good Reason), in which event such termination shall be effective on the Termination Date. In the event of a termination under either of such circumstances, the Executive shall be entitled to the Accrued Obligations. If the Company terminates the Executive’s employment for Cause the Executive shall forfeit the Sign-on Option, including any portion of the Sign-on Option that shall have vested. If the Executive voluntarily terminates her employment without Good Reason, then the unvested portion of the Sign-on Option shall be forfeited and the vested portion of the Sign-on Option shall continue to be exercisable for the entire term of the Sign-on Option. A voluntary termination of her employment by the Executive shall not be a breach of this Agreement.

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(ii)         No termination of the Executive’s employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this Section 9(c)(ii) shall first have been complied with. The Executive shall be given written notice by the Board, with such notice stating in reasonable detail the particular circumstances that constitute the conditions on which the proposed termination for Cause is based. The Executive shall have fifteen (15) business days after receipt of such notice to fully cure such conditions (if curable). If she fails to cure such conditions within such fifteen (15) business day period, or if such conditions are not curable, the Executive shall then be entitled to a hearing in person (together with counsel) before the full Board (not including herself), which hearing shall be scheduled, during regular business hours, upon notice to Executive given no less than ten (10) days prior to such scheduled hearing. If, after such hearing, the Board gives written notice to the Executive confirming that its members (not including herself) voted unanimously after the hearing to terminate her for Cause, the Executive’s employment shall thereupon be terminated for Cause, effective as of the date of such notice.

(d)          Termination Without Cause or Termination for Good Reason. In the event that (x) the Executive’s employment hereunder is terminated by the Company (other than upon Disability in accordance with Section 9(b) above or for Cause in accordance with Section 9(c) above) or (y) a termination for Good Reason occurs, the Executive shall be entitled to receive from the Company:

(i)          the Accrued Obligations;

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(ii)         a pro-rata cash Bonus for the year of termination, based on the Target Bonus for the year of termination, payable in a lump sum in cash within thirty (30) days after the Termination Date;

(iii)        an amount equal to one (1) times the Executive’s Base Salary, at the annualized rate in effect on the Termination Date, payable in a lump sum in cash within thirty (30) days after the Termination Date;

(iv)        an amount equal to one (1) times the Target Bonus, payable in a lump sum in cash within thirty (30) days after the Termination Date;

(v)         full and immediate vesting of the Sign-on Option which shall remain exercisable for the remainder of its full original term; and

(vi)        from the Termination Date at Company’s sole expense, continued participation in the Company’s group health plans at then-existing participation and coverage levels, and upon the same terms thereunder (other than those relating to payment for the cost of coverage) as apply from time to time in the case of similarly situated senior executives of the Company, for a period of 12 months. The Executive shall cease to receive the benefits provided in this subsection as of the date and to the extent that the Executive becomes eligible to receive comparable benefits from a new employer. If and to the extent necessary in order for the Executive to avoid being subject to tax under section 105(h) of the Code on any payment or reimbursement of any health care expenses made to her or for her benefit pursuant to this Section 9(d)(vi), the Company shall impute as taxable income to the Executive an amount equal to the full actuarial cost of the health care benefit coverages provided to her and her eligible dependents under this Section 9(d)(vi) for each period during which such coverages are provided.

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(e)          No Mitigation/No Offset. In the event of any termination of the Executive’s employment hereunder for any reason, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination or on account of any Claim that the Company or any of its Affiliates may have against her.

(f)          Condition on Receipt of Payments /Benefits. The Executive’s right to receive any amounts or benefits described under Sections 9(b), 9(d) or 10(b) or ( c), other than the Accrued Obligations, is subject to (x) the Executive (or, in the event that a guardian, conservator or other person has been judicially appointed to have authority over the assets of the Executive, such guardian, conservator or other person) executing a Release Agreement substantially in the form attached hereto as Exhibit C to this Agreement (the “Release”), which the Company agrees to execute and deliver the Release to the Executive concurrently with, or prior to, execution by the Executive of the Release, and (y) the Release as executed by the Executive becoming effective and irrevocable by no later than the 60th day after the Termination Date (the date on which the Release becomes effective, the “Release Effective Date”). In addition, for up to a 90 day period following termination of employment, the Executive, consistent with her personal and professional schedule, shall reasonably cooperate with the Company to provide for a smooth transition of the Executive’s duties. If any cash payments (other than payments with respect to Accrued Obligations) are scheduled to be paid to the Executive pursuant to Section 9(b), 9(d) or 10(b) or ( c), as applicable, on a date earlier than the Release Effective Date, then any such cash payments shall not be paid to her on such earlier date but instead, shall be paid to her on the Company’s first regular payroll date following the Release Effective Date or, if such 60 day period ends in a calendar year subsequent to the year in which the Termination Date occurs, on the Company’s first regular payroll date in such following calendar year that occurs on or after the Release Effective Date. Notwithstanding anything herein to the contrary, if the Executive has delivered to the Company an executed original of the Release and has not revoked same within the 60 day period referred to above and the Company fails to execute an original copy of the Release as executed by the Executive and deliver same to the Executive within five (5) business days after the date on which the Executive has delivered her executed Release to the Company, then (i) the Release executed and delivered by the Executive shall be void ab initio, (ii) the first two sentences of this Section 9(f) shall not apply, and (iii) the Executive shall be entitled to receive all of the cash payments and accelerated vesting of her Sign–On Option as provided under Section 9(b), 9(d) or 10(b) or ( c) as applicable.

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10.         Change in Control.

(a)          Upon a Change in Control, the Sign-on Option shall immediately and fully vest become exercisable and remain exercisable for the remainder of its full original term.

(b)          If, upon a Change in Control or during the one (1) year period following a Change in Control, the Executive’s employment is terminated by the Company without Cause, or a termination for Good Reason occurs, then the Executive shall be entitled to receive from the Company, in lieu of the payments that otherwise would be payable to the Executive under Section 9(d)(i) through (iv) above upon such termination of employment, the following:

(i)          the Accrued Obligations;

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(ii)         a pro-rata cash Bonus for the year of termination, based on the Target Bonus for the year of termination, payable in a lump sum in cash within thirty (30) days after the Termination Date;

(iii)        an amount equal to one and a half (1½) times the Executive’s Base Salary, at the annualized rate in effect on the Termination Date, payable in a lump sum in cash within thirty (30) days after the Termination Date; and

(iv)        an amount equal to one and a half (1½) times the Target Bonus, payable in a lump sum in cash within thirty (30) days after the Termination Date.

(c)          The Executive shall be entitled to the payments described in Section 10( c) if a Potential Change in Control occurs and the Executive’s employment is thereafter terminated prior to a Change in Control by the Company without Cause at the direction of a Person who is involved in the Potential Change in Control, or if Executive terminates her employment for Good Reason prior to a Change in Control, if the circumstance or event which constitutes Good Reason occurs at the direction of such Person. In the case of a termination of employment described in the preceding sentence, the Executive shall receive from the Company payment of the same amounts, and payable at the same time and in the same form, as provided under Section 10(b) above. Such payments shall be in lieu the payments that otherwise would be payable to the Executive under Section 9(d)(i) through (iv) upon such termination of her employment. In addition, the Executive shall be entitled to full and immediate vesting of the Sign-on Option which shall remain exercisable for the remainder of its full original term.

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(d)          If any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control, or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the “Total Payments”) shall be subject to any excise tax (the “Excise Tax”) imposed by section 4999 of the Code (or any successor to such section), the Company shall promptly (and in any event no later than five (5) days prior to the due date for such payment of such Excise Tax) pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and the Excise Tax and any federal, state and local income, earnings, employment taxes and other taxes imposed on the Gross-Up Payment, shall be equal to the Total Payments.

(e)          For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Advisor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b )(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Advisor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Advisor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and earnings taxes at the highest marginal rate of taxation in such calendar year in the state and locality of the Executive’s residence or principal place of business, as applicable, on the Date of Termination, net of the maximum reduction in federal income taxes which would be obtained from deduction of such state and local taxes, taking into account any alternative minimum tax that would be imposed with respect to the deductions claimed for such taxes.

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(f)          In the event that the Excise Tax is determined by the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income, earnings, employment and all other taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income, earnings and employment taxes); provided that such repayment shall be subject to an appropriate reduction in the amount of the repayment otherwise required to be repaid by the Executive to take into account the Federal, state and local income tax and employment tax consequences to the Executive (determined at the highest marginal rate applicable to the Executive) of receiving and then repaying such repayment amount (it being the intent of this provision that the Executive shall not have to incur any net tax liability as a result of her receipt and subsequent repayment of such repayment amount). The amount repayable by the Executive to the Company pursuant to the preceding sentence with respect to any such excess Excise Tax amount so determined shall be paid to the Company by no later than thirty (30) days following the Executive’s receipt of a refund of such excess Excise Tax amount. In the event that the Excise Tax is determined by the Internal Revenue Service to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), the Company shall promptly make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) following the time that the amount of such excess is so determined but in any event by no later than the date by which the Executive is required to pay such additional Excise Tax amount. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments, and the Company shall promptly pay or reimburse the Executive for all reasonable out-of-pocket costs and expenses, including legal fees, incurred in connection therewith, and shall indemnify the Executive, on an after tax basis, for any Excise Tax or income, employment, or other taxes (including any interest and penalties with respect thereto) imposed as a result of the Company’s payment or reimbursement of such costs, expenses and legal fees. Any indemnification payment to be made to the Executive pursuant to the preceding sentence shall be made to her by no later than the due date for payment of the taxes for which she is being indemnified, or as soon thereafter as administratively practicable, but in any event by no later than December 31 of year following the calendar year in which such taxes are remitted to the applicable taxing authorities.

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(g)          An initial determination as to whether any of the Total Payments received by the Executive on or after the occurrence of a Change in Control shall be subject to the Excise Tax shall be made by no later than fifteen (15) days prior to the date on which the first of such Total Payments is scheduled to be made to her, and, as necessary, a determination as to whether any other of the Total Payments is subject to the Excise Tax shall be made by no later than fifteen (15) days prior to the date on which such other of the Total Payments is scheduled to be made to her. With respect to each such payment that the Advisor determines to be subject to the Excise Tax, the Company shall make a Gross-Up Payment to the Executive, or to the applicable taxing authorities on her behalf, by no later than the due date for payment of the Excise Tax determined to be payable with respect to such payment, or as soon thereafter as administratively practicable, but in any event by no later than December 31 of year following the calendar year in which the Excise Tax and the related income, employment and other taxes are remitted to the applicable taxing authorities. The Executive shall be furnished with written notice of all determinations made as to the Excise Tax payable with respect to her Total Payments, together with all related calculations and copies of all opinions rendered by the Advisor under Section 10(d) above, within two (2) business days after such determinations and opinions have been delivered to the Company.

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11.        Non-Solicitation and Non-Competition.

(a)          Non-Competition. The Executive agrees that during the Restricted Period (as defined below), the Executive will not (i) engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, or provide any services of any nature whatsoever to or in respect of any business that is competitive with the business of pharmaceutical services as conducted by, or known by the Executive to be actively planned to be conducted by, the Company or any of its Subsidiaries (collectively, the “Company Entities”) as of the date of termination of employment or within twelve (12) months prior to such date of termination (a “Competitive Business”); provided that nothing herein shall prevent the Executive from making passive investments constituting ownership of less than two (2%) of any class of equity interest) in a publicly held corporation; or (ii) become an employee of, consultant to, or, in her individual capacity, an independent contractor of, any customer of the Company Entities as of the date of termination of employment, or known by the Executive to be an actively targeted potential customer of any Company Entities within twelve (12) months prior to the date of termination of the Executive’s employment, provided that the Executive may become such an employee, consultant or independent contractor of such customer or current or such targeted customer that is a multi-unit business if the Executive is not employed or engaged to provide any activity or service that would constitute a Competitive Business. For purposes of this Agreement, “Restricted Period” means the period that the Executive is employed by the Company and for a period of twelve (12) months following termination of employment, regardless of the reason for such termination.

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(b)          Non-Solicitation of Employees. During the Restricted Period, the Executive will not, for the Executive’s own benefit or for the benefit of any Person other than the Company Entities (i) solicit, or assist any Person to solicit, any officer, director, executive or employee of or consultant to any Company Entity to leave his or her employment with or terminate his or her engagement by any Company Entity, (ii) hire or cause to be hired any Person who is then, or who at any time within the preceding twelve (12) months was, an officer, a director, an executive or an employee of or consultant to any Company Entity or (iii) engage any Person who is then or who at any time within the preceding twelve (12) months was, an officer, director, executive or employee of or consultant to any Company Entity as a partner, contractor, sub-contractor or consultant or in any other capacity whatsoever; provided that the foregoing shall not apply to any general solicitation (or hiring as a result thereof) directed to the general public. Notwithstanding anything to the contrary, this Section 11(b) shall not preclude Executive from hiring or having a business relationship with any former Company employee, so long as such employee left the Company without any direct or indirect solicitation by Executive. Anything to the contrary notwithstanding, the Company also agrees that the following shall not be deemed a violation of this Section 11(b): (i) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company (or any of its controlled Affiliates) from such former employee, or from a third party, by providing a reference setting forth her personal views about such former employee; or (ii) if an entity with which the Executive is associated solicits any employee of the Company or any of its Subsidiaries, if the Executive was not, directly or indirectly, involved in soliciting such person as a potential recruit. For purposes hereof, the Executive shall only be deemed to have been involved “indirectly” in soliciting an employee if the Executive (x) directs a third party to solicit the employee, or (y) aids, and participates with a third party in soliciting an employee.

(c)          Non-Solicitation of Customers. During the Restricted Period, the Executive will not solicit, or assist any Person other than a Company Entity to solicit, any Person that is a client or customer of any Company Entity, or has been a client or customer of any Company Entity during the twelve (12) months prior to the Executive’s termination of employment, to provide any services relating to a Competitive Business.

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(d)          Scope. The Executive acknowledges that (i) the markets served by the Company Entities are national and international in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company Entities and are a significant element of the consideration hereunder.

(e)          Non-Disparagement. Except as provided in this Section 11(e), Executive agrees to refrain for a period of one (l) year following the termination of her employment with the Company, from willfully or knowingly making any public statement that would disparage the Company. Except as provided in this Section 11(e), the Company agrees that for a period of one (1) year following the termination of the Executive’s employment with the Company, it shall not, and it shall cause each senior officer and director of the Company, including its Subsidiaries or Affiliates, not to, willfully or knowingly make any public statement that would disparage the Executive. Further, notwithstanding the foregoing, nothing in this Section 11(e) shall prevent any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Executive or the Company or (iii) in connection with seeking legal advice in respect of any of the foregoing.

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12.         Confidentiality.

(a)          Other than in the ordinary course of performing her duties for the Company Entities, the Executive shall not (for the Executive’s own benefit or the benefit of any Person other than the Company Entities) use or disclose any information received by her in the course of her employment or in connection with her duties with the Company Entities with respect to any Company Entity or any customer or client of any Company Entity (collectively, “Confidential Information”). “Confidential Information” includes, by way of example, matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature and matters of a technical nature, “know-how,” computer programs (including documentation of such programs) and research projects, in each case, to the extent not available to the public and to the extent not independently generated by the Executive or others without any reference to the Confidential Information of any Company Entity or any customer or client of an Company Entity, and such materials constituting plans for future development. Notwithstanding the foregoing, the Executive may disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law or regulation (but subject to the following provisions of this Section 12(a)), (ii) if the same hereafter is in the public domain through no fault of the Executive, (iii) if the same is later acquired by the Executive from another source that is not under an obligation to another Person to keep such information confidential, (iv) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (v) if the same was independently developed by the Executive without use of, or reference to, any of the information furnished by or on behalf of any Company Entity, provided that such independent development can reasonably be proven by written records. If the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Executive shall provide the applicable Company Entity with prompt written notice of any such request or requirement so that such Company Entity may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12(a). If, in the absence of a protective order or other remedy or the receipt of a waiver by the applicable Company Entity, the Executive nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable law or regulation, the Executive, without liability hereunder, may disclose that portion of such information which such counsel advises the Executive she is legally required to disclose.

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(b)          At any time upon the reasonable written request of the Company, the Executive (or the Executive’s heirs or personal representatives) shall deliver to the Company or any other applicable Company Entity all documents and materials containing Confidential Information and all documents, materials and other property belonging to the Company or such Company Entity, which in either case are in the possession or under the control of the Executive (or the Executive’s heirs or personal representatives). Anything herein to the contrary notwithstanding, upon her termination of employment, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, personal photographs, correspondence of a personal nature, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing the Executive’s compensation or relating to the reimbursement of expenses incurred by her, (iii) information the Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to her employment, or termination thereof, with the Company.

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(c)          All discoveries and works made or conceived by the Executive during and in the course of the Executive’s employment by the Company, individually or jointly with others, that relate to the Company’s activities shall be owned and assignable by the Company. The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all publications which relate to the business conducted by any of the Company Entities or the business, operations or activities of any customer or client of the Company. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents reasonably requested by, the Company to evidence or confirm title to such discoveries and works by the Company, assist the Company in obtaining or maintaining, at the Company’s expense, United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during the Executive’s employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or its assignees and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive’s employment hereunder, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with, and in the Executive’s capacity as an employee of, the Company shall, as between the Executive and the Company, be presumed to have been made during the Executive’s employment by the Company.

(d)          The Executive agrees that because a remedy at law may be inadequate to properly compensate the Company from violations of Sections 11 and 12 and thus, injunctive relief may be necessary to affect the intent of such Sections.

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(e)          In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in Sections 11 or 12 shall be unenforceable in any respect, then such provisions shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in Sections 11 or 12 be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision therein shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in such Sections, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

13.         Indemnification.

(a)          If the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that she is or was a director, officer, employee, agent, manager, consultant or representative of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries, or in connection with her service hereunder, as a director, officer, member, employee, agent, manager, consultant or representative of any other Person, or if any Claim is made, or is threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless, and shall be entitled to prompt advancement of expenses, including, without limitation, reasonable attorneys’ fees and other charges of counsel, in each case to the fullest extent provided under the Company’s By-Laws, Certificate of Incorporation or resolutions of the Company’s Board, or, if greater, by applicable law, and by the Company’s officers’ and directors’ liability insurance policies, against all cost, expense, liability and loss (including, without limitation, reasonable attorney’s fees, judgments, fines, excise taxes, any deductibles or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of her heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

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(b)          Commencing on the Operative Date and continuing throughout the Term and thereafter, the Company shall provide a directors’ and officers’ liability insurance policy (or policies) providing coverage of at least $10 million for liabilities arising out of her services during the Term, and containing customary provisions in the coverage provided the Executive. Such insurance coverage shall be no less favorable to her in any respect (including without limitation, with respect to scope, exclusions and deductibles) than the coverage being provided at any time to any other present or former senior executive or director of the Company.

14.         Assignability: Binding Nature.

(a)          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and beneficiaries (in the case of the Executive), and permitted assigns.

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(b)          No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the express, written approval of the Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the business and assets of the Company and its Subsidiaries; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and its Subsidiaries and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation or other combination, or the sale or liquidation of business and assets, as described in the preceding sentence, the Company shall take whatever steps are necessary to cause such assignee or transferee to expressly assume such liabilities, obligations and duties of the Company hereunder no later than the occurrence of such merger, consolidation, sale or liquidation or other transaction.

(c)          No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 18(d) below.

15.         Representations and Warranties.

(a)          The Executive. The Executive represents and warrants to the Company as of the Effective Date that: (i) the Executive is able to enter into this Agreement and that the Executive’s ability to enter into this Agreement and to fully perform her duties hereunder is not limited or restricted by any agreements or understandings between the Executive and any other Person; and (ii) other than employee benefits generally available to employees of the Company, this Agreement including the exhibits hereto are the only agreement (written, verbal or otherwise), transaction, arrangement or other commitment of any kind between the Executive and the Company (or any Affiliate of the Company) under which the Executive is or may become entitled to receive payment, fringe benefits or other financial benefits.

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(b)          The Company.

(i)          The Company represents and warrants as of the Effective Date that (i) it is fully authorized by action of the Board to enter into this Agreement and to perform its obligations; (ii) this Agreement has been executed by a duly authorized officer of the Company; (iii) the execution, delivery and performance of this Agreement by it does not and will not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iv) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

(ii)          The Company represents and warrants as of the Operative Date, giving effect to the Company SEC Documents (as defined herein) filed with the Securities and Exchange Commission (the “SEC”) between the Effective Date and the Operative Date which have amended, superseded or restated prior Company SEC Documents: (A) the Company has filed all required reports, schedules, forms, statements and other documents with the SEC since November 1, 2011 (the “Company SEC Documents”); (B) except for the financial statements for the year ended December 31, 2011, which will not have been re-filed with the SEC, the Company SEC Documents comply in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (C ) except for the financial statements for the year ended December 31, 2011, which will not have been re-filed with the SEC, the financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and pro forma financial statements as required by SEC Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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16.         Governing Law and Choice of Forum and Resolution of Disputes.

(a)          This Agreement will be construed and enforced according to the laws of the State of New Jersey, without giving effect to the conflict of laws principles thereof.

(b)          The Executive and the Company consent to the jurisdiction of all state and Federal courts located in New Jersey, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section. Further, the Executive and the Company each hereby expressly waives any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

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(c)          In the event that the Company and the Executive are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party to the dispute shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by New Jersey law. The arbitration will be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after a Party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties, in New Jersey unless the Parties agree otherwise.

(i)          The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

(ii)         The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable Federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

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(iii)        Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 11 and 12 of this Agreement will be subject to arbitration under this Section 16(c), but will instead be subject to determination in a court of competent jurisdiction as set forth in Section 16(b), where any Party may seek injunctive or equitable relief.

17.         Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person or (b) three (3) business days after being sent by prepaid certified or registered mail provided that a written acknowledgment of receipt is obtained, or one (1) day after being sent by a nationally recognized overnight courier, in either instance to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten (10) days’ advance notice given in accordance with this Section 17) or (c) only in the case of notice to the Company, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as the Company shall have specified by ten (10) days’ advance notice given in accordance with this Section 17), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 17.

if to the Company:	66 Ford Road, Suite 230 Denville, New Jersey 07834 Facsimile: [to come] Attn: General Counsel

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If to the Executive:	The address of her principal residence as it appears in the Company’s records.

If to the estate or a beneficiary of the Executive	The address most recently specified by the Executive, estate or beneficiary.

18.         Miscellaneous.

(a)          Entire Agreement. This Agreement (including the exhibits hereto) contains the entire understanding and agreement between the Parties (and, in the case of the Company, its Affiliates) concerning the subject matter hereof and supersedes all prior agreements, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to such subject matter. In the event of any inconsistency between any provision of this Agreement, including such exhibits, and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of their Affiliates, the provisions most favorable to the Executive shall control.

(b)          Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing and is signed by the Executive and by an authorized officer of the Company other than the Executive. No provision of this Agreement may be waived unless such waiver is set forth in writing and is signed by the party to be charged. No waiver by any Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

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(c)          Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)          Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of her incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

(e)          Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company, or any of their Affiliates for which Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with the Company or any of their Affiliates.

(f)          Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g)          Survivorship. Except as otherwise expressly set forth in this Agreement, to the extent necessary to carry out the intentions of the Parties hereunder, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.

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(h)          Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes that are required to be withheld pursuant to any applicable law or regulation.

(i)          Internal Revenue Code Section 409A. The parties hereto intend that all payments and benefits to be made or provided to the Executive hereunder either will be exempt from, or will be paid or provided in compliance with, all applicable requirements of Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent. In furtherance of such intent, the following provisions shall apply notwithstanding any other provisions in this Agreement to the contrary:

(i)          All payments to be made to the Executive hereunder, to the extent they are subject to the requirements of Code Section 409A (after taking into account all exclusions applicable to such payments thereunder), shall be made no later, and shall not be made any earlier, than at the time or times specified herein for such payments to be made, except as otherwise permitted or required under Code Section 409A.

(ii)         The date of the Executive’s “separation from service”, as defined in Code Section 409A, shall be treated as the Executive’s Termination Date for purposes of determining the time of payment of any amount that is subject to Code Section 409A (after taking into account all exclusions applicable to such payments thereunder) and that becomes payable to the Executive hereunder upon her termination of employment.

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(iii)        Any payment otherwise required to be made hereunder to the Executive at any date shall be delayed for such period of time as may be necessary to meet the requirements of Section 409(a)(2)(B)(i) of the Code. On the earliest date on which any payments so delayed can be made without violating the requirements of Section 409(a)(2)(B)(i) of the Code (the “Delayed Payment Date”), there shall be paid to the Executive (or if the Executive has died, to her estate or beneficiaries), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date as of which Executive is treated as having incurred a “separation from service” for purposes of Section 409(a)(2)(B)(i).

(iv)        To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of this Agreement is subject to Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during anyone calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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(v)         The Company agrees that to the extent permitted under Code Section 409A, this Agreement shall be modified, either as reasonably requested by the Executive, or as the Company may propose with the Executive’s consent, to the extent necessary to comply with all applicable requirements of, and avoid the imposition of any additional tax, interest and penalties under, Code Section 409A, in connection with the payments and benefits to be paid or provided to the Executive hereunder. Any such modification shall maintain the original intent and economic benefit to the Executive of the applicable provision of this Agreement, to the maximum extent possible without violating any applicable requirement of Code Section 409A.

(vi)         The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. The Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof except, in the case of any liability for additional tax and interest  imposed under Code Section 409A by reason of the Company’s willful failure to comply with the terms of this Agreement, nor for reporting in good faith any payment of benefit as subject to Code Section 409A provided that with respect to any payment that the Company proposes to report as a violation of Section 409A, the Company (i) has given the Executive at least 20 days prior  written notice of its intention to file such report, stating the specific reasons why it believes such payment to involve a violation of Section 409A, and (ii)  has given the Executive an opportunity to meet with the appropriate Company officers and its outside tax advisors to discuss whether such payment in fact involves a violation of Section 409A.

(j)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile or pdf shall be valid and binding for all purposes.

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(k)          Operative Date. The Agreement shall become operative and effective on the date immediately following the closing of the Anticipated Financing; provided that if (i) the Anticipated Financing shall not have closed on or before February 28, 2014, or (ii) Yaron Eitan is not the Chairman of the Board of Directors on the date the Anticipated Financing closes, the Executive shall have the right to nullify the Agreement by providing the Company five days written notice.

*    *    *

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

HEALTHCARE CORPORATION OF AMERICA

By:	/s/ Yoram Bibring
Name: Yoram Bibring
Title: Chief Financial Officer

The Executive:

	By:	/s/ Natasha Giordano
NATASHA GIORDANO

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EXHIBIT A

DEFINITIONS

a.           “Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

b.           “Agreement” shall mean the Employment Agreement of which this Exhibit A is a part.

c.           “Anticipated Financing” shall mean the Company’s sale of convertible notes for at least $3.0 million net cash proceeds to the Company, which is anticipated to occur on or before December 31, 2013.

d.           “Board” shall mean the board of directors of the Company.

e.           “Cause” shall mean:

(i)           the Executive is convicted of, or pleads no contest to a felony under Federal or state law;

(ii)          the continued failure by the Executive to substantially perform her duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed her duties;

(iii)         in carrying out her duties, the Executive engages in conduct that constitutes gross neglect or willful gross misconduct;

(iv)        the engaging by the Executive in conduct that is a serious violation of the Company’s published internal policies; or

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(v)         perpetration of a fraud against the Company or any of its Subsidiaries. For purposes hereof, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company

f.            “Change in Control” shall mean the occurrence of any of the following events:

(i)          one or more Persons, individually or as a “group” (as defined in Rule 13d-5 promulgated under the Exchange Act) (other than Persons who beneficially own no less than 10% of the Company’s outstanding common stock on the Effective Date and the purchaser of the Anticipated Financing), becomes or become, after the Effective Date, individually or collectively, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, including through one or more intermediaries, of either (A) 45% or more of the Voting Stock of the Company, or (B) securities representing 45% or more of the voting power of the Company’s then outstanding securities;

(ii)         the majority of the Board shall consist of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(iii)        a majority of the Board votes in favor of or the Company adopting any plan of liquidation providing for the distribution of all or substantially all of its assets;

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(iv)        all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)         the Company combines with another Person and the Company is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company).

For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company, and the term “Voting Stock” shall mean securities of any class or series having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation, and any property or interests convertible into such securities.

g.           “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

h.           “Code” shall mean the Internal Revenue Code of 1986, as amended.

i.            “Code Section 409A” shall mean section 409A of the Code, the regulations issued thereunder and all notices, rulings and other guidance of general applicability issued by the Internal Revenue Service interpreting the same.

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j.            “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, substantially to perform her duties and responsibilities under the Agreement for a period of any three consecutive months or any four and one-half months in a twelve month period, determined by an independent qualified medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on an independent qualified medical doctor, each shall select an independent qualified medical doctor and such two doctors shall select a third independent qualified medical doctor who shall be the sole independent qualified medical doctor for this purpose.

k.          “Fiscal Year” shall mean the fiscal year of the Company which as of the Effective Date will be January 1 through December 31.

l.            “Good Reason” shall be defined as follows:

(i)          a reduction of the Executive’s Base Salary, Target Bonus opportunity or Minimum Bonus opportunity;

(ii)         the Board shall request the Executive to take any action or refrain from taking any action in a manner or under circumstances that in the Executive’s good faith belief is contrary to her professional integrity and moral standards;

(iii)        the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to the Executive, including but not limited to benefits under the Employee Plans or the reduction of any perquisite enjoyed by the Executive;

(iv)        the failure of the Company to pay or provide any other material compensation or material benefit when due, or the breach by the Company of any material provision of this Agreement (including without limitation Section 14(b) hereof), in any case, that is not cured within ten (10) days following written notice to the Company by the Executive;

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(v)         the failure to appoint or maintain the appointment of the Executive to the positions of Chief Executive Officer or President of the Company (or the removal of the Executive from any such position) or the failure to continue the Executive as a member of the Board (whether by appointment or election by shareholders) or to continue the Executive on a committee thereof;

(vi)        any requirement that the Executive report to any Person other than solely and directly to the Board;

(vii)       a material diminution in the Executive’s duties or responsibilities, or the assignment to the Executive of duties or responsibilities which are inconsistent with her such duties or responsibilities;

(viii)      either a relocation of the Company’s headquarter offices or a requirement that the Executive relocate her principal executive office to a geographic location that is more than 50 miles from the Company’s current headquarter offices located in Denville, New Jersey;

(ix)         the Company provides the Executive with a notice of non-renewal of the Term under Section 2 hereof;

(x)          the failure of the Company to grant the Sign-on Option to the Executive on or before the Operative Date; and

(xi)         the failure of the Company to maintain in effect the directors and officers liability insurance policies set forth in Section 13(b) hereof on terms and conditions no less favorable to the Executive than those terms and conditions as in effect on the Effective Date.

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A termination for Good Reason shall not take effect unless the following provisions are satisfied. The Executive shall notify the Company within forty five (45) days after the Executive has notice or otherwise learns of such act or acts or failure or failures to act that form the grounds for termination for Good Reason, specifying such act or acts, or such failure or failures to act. The Company shall have fifteen (15) business days after the date that such notice has been given within which to cure such conduct. If the Company fails to cure such conduct, the Executive shall be entitled to terminate her employment for Good Reason within thirty (30) days thereafter by giving written notice of such termination to the Company (such notice being referred to herein as a “Good Reason Notice”) and to specify the notice period the Executive chooses).

m.           “Parties” shall mean the Company and the Executive.

n.           “Person” shall mean any “person,” as such term defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, including any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

o.           “Potential Change in Control” shall mean the earliest to occur of any of the following events:

(i)          the Company enters into an agreement or letter of intent (or similar document), the consummation of which would constitute a Change in Control;

(ii)         any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(iii)        any other event occurs which is deemed to be a Potential Change in Control by the Board and the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

p.           “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.

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q.           “Subsidiary” shall mean and refer to any corporation or other entity, as to which the Company, directly or indirectly, owns or has the right to exercise more than 50% of the voting power, in the aggregate, relative to the election of representatives to the governing body of such corporation or other entity.

r.            “Termination Date” shall mean:

(i)          in the case of death, the date of death;

(ii)         in the case of Disability, the date of the determination referred to in Section 9(b) of the Agreement;

(iii)        in the case of a Termination by the Company for Cause, the date on which the Executive receives the written notice as specified in Section 9(c)(ii) of the Agreement that the members of the Board (excluding the Executive) have voted, by 2/3 majority, after the hearing referred to therein, to terminate her for Cause;

(iv)        in the case of a voluntary termination, other than a termination for Good Reason, five (5) business days after the date that written notice is given by the Executive to the Company;

(v)         in a case in which the Executive’s employment is terminated by the Company without Cause (other than for Disability), thirty (30) days after the date written notice is given by the Company to the Executive; and

(vi)        in the case of a termination for Good Reason, the date specified in the Good Reason Notice as provided in subclause (l) above.

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EXHIBIT B to the Employment Agreement

Summary of Key Terms of Sign-on Option Grant to Natasha Giordano to Acquire Shares of Common Stock Equal to 4.7% of the fully diluted equity of Healthcare Corporation of America, a Delaware corporation (the “Company”) ]

1.	Grant Date	The Sign-on Option[1] shall be granted to the Executive on the Operative Date (the date on which the Sign-on Option is granted is hereinafter the “Grant Date”).

2.	Term:	The Sign-on Option shall be for a term of 10 years from the Grant Date.

3.	Exercise Price:	The per share exercise price shall be the Fair Market Value of a share of Company common stock on the Grant Date, as provided in Section 4 below.

[1]	Capitalized terms used herein but not defined herein shall have the meanings contained in the Employment Agreement.

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4.	Fair Market Value	Fair Market Value shall be the fair market value of a share of common stock of the Company on the Grant Date determined as follows:

		a)	The greater of (1) the per share price used in formulating the conversion right in the securities issued in the Anticipated Financing by which the securities are convertible into shares of Common Stock and (2) the average of the closing trading price for the 30 consecutive trading days preceding the Grant Date or, in the absence of trades occurring on at least 20 of such trading days, subsection b) below shall apply. For the sake of clarity, in using the per share price at which the convertible notes issued in the Anticipated Financing are convertible into shares of Common Stock, as a basis for determining the per share exercise price of the Sign-On Option, such per share price shall be adjusted to eliminate any discount or premium associated in negotiating the terms of the Anticipated Financing, including the warrant or other conversion price.

		b)	In the event that the Common Stock shall not have traded on at least 20 such trading days, then Fair Market Value shall be determined by an Independent Appraiser within 30 days following the Grant Date.

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c)	The Independent Appraiser shall make his determination in a manner consistent with the standards for valuations set forth in Treas. Reg. §1.409A- 1(b)(5)(iv)(B)(1).

For the purposes of this Section 4, Independent Appraiser shall mean a nationally recognized appraiser selected by the Company and the Executive which has not provided services to the Company or the Executive during the three-year period preceding its appointment hereunder. If the Company and the Executive cannot agree on the selection of an Independent Appraiser, each shall appoint an appraiser who meets the criteria of the preceding sentence and such appraisers shall, within a period not to exceed 10 business days, appoint an appraiser meeting such requirements who shall become the Independent Appraiser. The cost of the independent appraisal hereunder shall be borne solely by the Company.

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5.	Exercisability:	Subject to Section 7 and 8 hereof, the Sign-on Option shall vest and become exercisable as follows (i) 10% of the shares under the Sign-on Option on the Grant Date, (ii) One-thirty-sixth of the remaining shares on each monthly anniversary of the date of the Agreement.

6.	Methods of Exercise:	The Sign-on Option may be exercised by the Executive by giving written notice to the Company of the shares as to which she is exercising the option and by making payment of the exercise price as follows:

		a)	Delivery to the Company of cash or equivalent,

		b)	A cashless exercise meaning one in which the Company withholds shares equivalent in value to the sum of the exercise price and the withholding taxes attributable to the exercise

		c)	Delivery of Company shares previously held by the Executive for a period of at least six months, or

		d)	Any combination of (a) through (c).

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		e)	Any shares withheld by or delivered to the Company in payment of the exercise price pursuant to (b) or (d) above shall be valued for such purpose on the basis of the fair market value of such shares as of the date of exercise, as determined in a manner that complies with the applicable requirements of Treas. Reg. §1.409A-1(b)(5)(iv).

7.	Consequences of Different Terminations:	In the event of termination of employment due to death, then the provisions set forth in Section 9(a)(iv) of the Employment Agreement shall apply.

In the event termination of employment due to Disability, then the provisions as set forth in Section 9(b)(iv) of the Employment Agreement shall apply.

In the event termination of employment by the Company for Cause or by the Executive without Good Reason, then the provisions as set forth in Section 9(c)(i) of the Employment Agreement shall apply.

In the event of termination of employment by the Company without Cause or by the Executive for Good Reason Section 9(d)(v) of the Employment Agreement shall apply.

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8.	Change in Control:	a)	In the event of a “Change in Control” the provisions of Section 10(a) of the Employment Agreement shall apply.

		b)	In the event of a Change in Control in which the Company is not the surviving entity, the Executive shall have the right, but not the obligation, to have the Sign-on Option converted from an option to acquire stock of the Company to a right to acquire stock of the surviving entity, with appropriate protection in order to maintain the economic opportunity represented by the Sign-On Option as an option to acquire stock in the Company; provided, however, that no such conversion shall be made in a manner that would cause the Sign-On Option, or any stock option granted to the Executive in replacement of it, to fail to comply with any applicable requirement of Code Section 409A . Alternatively, the Executive will have the right to elect to exercise the Sign-on Option immediately prior to the Change in Control and have the shares acquired upon such exercise treated as part of the Change in Control on the same basis as other holders of the common stock of the Company.

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9.	Anti-Dilution:	Until June 30, 2015, the Executive shall be entitled to adjustment in the number of shares subject to the Sign-on Option so as to maintain her equity at 4.7% of the equity in the Company on a fully diluted basis on financings of up to $10 million in the aggregate, (it being understood that the Sign-On Option shall be granted after giving effect to the conversion of the convertible notes issued in the Anticipated Financing and will not reduce the $10 million).

In the event that there are financing transactions in excess of an aggregate of $10 million prior to June 30, 2015, adjustment will only be made on the first $10 million of such financings.

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Such adjustments shall be made in the following circumstances: (i) any financing involving the sale or issuance of any Company equity or securities convertible or exchangeable for Company equity, (ii) any merger, consolidation, reorganization, recapitalization, spin-off, share exchange, or liquidation in which the Company or an Affiliate is the surviving entity, (iii) any acquisition not described in clause (ii) in which Company equity is issued, including the issuance of equity or securities convertible into equity, in exchange for property including shares of stock in another company or (iv) any distribution of shares or other securities or other property in respect of shares or other securities (other than ordinary cash dividends) or (v) any other change in the capitalization or capital structure of the Company affecting the rights or value of the shares.

Notwithstanding the foregoing, no adjustment shall be made to the Sign-On Option in a manner that would cause the option to be treated as providing for a deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i) or otherwise causing it to fail to comply with any requirement applicable to the option under Code Section 409A.

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10.	Registration Rights:	The Executive shall have the right to “piggyback” on any registration of the Company’s securities on behalf of the Company or any holder of such securities, subject to any reasonable lock-up imposed by the underwriters at the time of registration.

In the event that the resale of the shares of Common Stock subject to the Sign-On Option shall not have been registered with the SEC under the Securities Act by June 30, 2015, the Executive shall have the right to require the Company to file a registration statement covering the resale of such shares which shall include a “plan of distribution” no less favorable to the Executive as the “plan of distribution” contained in the Company’s Registration Statement on Form S-1 filed with the SEC on June 11, 2013.

Subject to the registration rights of the Company’s shareholders on the Grant Date, any underwriter “cut back” shall be pro-rata based on the number of shares requested to be registered, with the balance of such shares being saleable no later than 180 days after the underwritten offering is consummated.

All registration rights shall include customary provisions, applicable on a non-discriminatory basis to all selling shareholders, concerning limitation on liability, indemnification and contribution, qualification under state blue sky laws, listing on securities exchanges and the like.

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Costs of registration shall be borne in full by the Company.

11.	Transferability:	The Sign-on Option may be transferred, in whole or in part, to a Permitted Transferee.

A “Permitted Transferees” shall mean (i) the Executive’s spouse or any member of the Executive’s immediate family including, children, parents and siblings, (ii) any legal representative or estate of any of the foregoing, and (iii) any trust maintained for the benefit of the Executive or any dependent of the Executive.

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EXHIBIT C

MUTUAL RELEASE

THIS MUTUAL RELEASE (the “Release”) is entered into between NATASHA GIORDANO (the “Executive”) and HEALTHCARE CORPORATION OF AMERICA, a Delaware corporation (together with its successors and assigns, the “Company”).

WHEREAS, the Executive and the Company entered into an employment agreement dated December 3, 2013 (the “Employment Agreement”);

WHEREAS, the Executive’s employment has been terminated by the Company without Cause or by the Executive for Good Reason (as each term is defined in the Employment Agreement) and as such the Executive is due certain payments and entitlements pursuant to the Employment Agreement subject to the Executive’s executing this Release; and

WHEREAS, no later than the Executive’s execution and delivery of this Release, the Company has agreed pursuant to the Employment Agreement to execute and deliver this Release to the Executive in accordance herewith.

NOW, THEREFORE, in consideration of certain of the payments set forth in the Employment Agreement and other good and valuable consideration, including, but not limited to, the Company’s agreement to execute this Release in accordance herewith, the Executive and the Company agree as follows:

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The Executive, on behalf of herself and her dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasees”), hereby irrevocably and unconditionally releases, waives, and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (the “Company Affiliated Parties”) and all of the Company Affiliated Parties’ past and present directors and officers and their representatives, successors and assigns (but as to any such individual, only in connection with, or in relationship to, his or her capacity as a director or officer of any Company Affiliated Party and not in connection with, or in relationship, his or her personal capacity unrelated to any Company Affiliated Party) (collectively, the “Company Releasees”), from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether arising due to tort, contract or other legal obligation, whether known or unknown, whether past or present, that any Executive Releasee had, may have had or now has against the Company or any other Company Releasee, as of the date of the execution of this Release by the Executive, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990 and the Consolidated Omnibus Budget Reconciliation Act of 1985). Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date the Executive executes this Release, (ii) any right the Executive may have to payments, benefits or entitlements under the Employment Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, the Company or any affiliate, (iii) the Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or under any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any Company Releasee are jointly liable.

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The Company, on behalf of itself and any other Company Releasee, hereby irrevocably and unconditionally releases, waives and forever discharges the Executive and any other Executive Releasee, from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past or present, that any Company Releasee had, may have had or now has against the Executive or any other Executive Releasee, as of the date of the execution of this Release by the Company, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance, tort, contract, or alleged violation of any other legal obligation. Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any Executive Releasee from any claims or damages based on (i) any right or claim that arises after the date on which the Company executes this Release or (ii) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.

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The Executive represents that as of the date she has executed this Release she has not assigned to any other party, and agrees not to assign, any claim released by the Executive herein. In addition, the Executive promises never to file a lawsuit or an arbitration claim against the Company or any other Company Releasee asserting any claim released by any Executive Releasee herein and, to the extent that the Executive has commenced such a proceeding prior to the execution of this Release by the Executive, the Executive agrees to withdraw such proceeding with prejudice on or before the date on which the Executive executes this Release.

The Company represents that as of the date it has executed this Release it has not assigned to any other party, and agrees not to assign, any claim released by the Company herein. In addition, the Company promises never to file a lawsuit or an arbitration claim against the Executive or any other Executive Releasee asserting any claim released by any Company Releasee herein and, to the extent that the Company has commenced such a proceeding prior to the execution of this Release by the Company, the Company agrees to withdraw such proceeding with prejudice on or before the date on which the Company executes this Release.

The Executive acknowledges that she has been provided a period of at least 21 calendar days in which to consider and execute this Release. The Executive further acknowledges and understands that she has seven calendar days from the date on which she executes this Release to revoke her agreement by delivering to the Company written notification of her intention to revoke this Release. This Release becomes effective on the eighth (8th) day after signing unless revoked in writing by the Executive in accordance with this seven-day provision. To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Release.

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No later than the Executive’s execution and delivery of this Release to the Company, the Company agrees immediately to execute an original of this Release and to deliver such executed Release to the Executive. If the Company fails to execute an original copy of the Release as executed by the Executive and deliver same to the Executive within five (5) business days after the date on which the Executive has delivered her executed Release to the Company, then (i) the Release executed and delivered by the Executive shall be void ab initio, (ii) the first two sentences of Section 9(f) of the Employment Agreement shall not apply, and (iii) the Executive shall be entitled to receive all of the cash payments and accelerated vesting of her Sign–on Option as provided under Section 9(b), 9(d) or 10(b) or ( c) of the Employment agreement as applicable.

This Release may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

This Release shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference to principles of conflicts of law.

IN WITNESS WHEREOF, the Executive and the Company have executed this Release each as of the date indicated below.

NATASHA GIORDANO

Date:

HEALTHCARE CORPORATION OF AMERICA

By:

Its:

Date:

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